Exhibit 10.22

SECURITYHOLDERS AGREEMENT

AGREEMENT (this “Agreement”), dated as of August 22, 2003, by and among INTERACTIVE HEALTH, INC., a Delaware corporation (the “Company”), J. H. WHITNEY MEZZANINE FUND, L.P., a Delaware limited partnership (“WMF”), WHITNEY PRIVATE DEBT FUND, L.P., a Delaware limited partnership (“WPDF”), and GREENLEAF CAPITAL, L.P., a Delaware limited partnership (“GreenLeaf” and together with WMF and WPDF, collectively, the “Warrant Purchasers”), WHITNEY V, L.P., a Delaware limited partnership (“Whitney V” and collectively with the Warrant Purchasers, the “Whitney Funds”), and the individuals identified as “Management Purchasers” in the signature pages hereto (the “Management Purchasers” and collectively with the Whitney Funds, the “Stockholders” and each individually, a “Stockholder”).

W I T N E S S E T H :

WHEREAS, pursuant to the terms of the Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Company, Interactive Health LLC (the “Operating Company”), WMF, WPDF, Whitney V and the Management Purchasers, (i) Whitney V will purchase from the Company 4,880,000 shares (the “Whitney V Shares”) of Series A Convertible Preferred Stock, $.001 par value per share, of the Company (the “Series A Preferred Stock”), (ii) each of the Management Purchasers will purchase from the Company the number of shares (the “Management Shares”and together with the Whitney V Shares, the “Preferred Shares”) of Series A Preferred Stock set forth after the signature of each Management Purchaser thereto, (iii) WMF will purchase a warrant (the “WMF Warrant”) to purchase an aggregate of 513,616 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), (iv) WPDF will purchase a warrant (the “WPDF Warrant”) to purchase an aggregate of 202,743 shares of Common Stock, and (iv) GreenLeaf will purchase a warrant (the “GreanLeaf Warrant” and together with the WMF Warrant and WPDF Warrant, the “Warrants”) to purchase an aggregate of 27,032 shares of Common Stock; and

WHEREAS, the Stockholders believe that it is in the best interest of the Company and the Stockholders that provision be made for the continuity and stability of the business and policies of the Company, and, accordingly, desire to make certain arrangements among themselves with respect to the election of directors of the Company and with respect to certain other matters.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. Definitions.  As used herein, the following terms shall have the following respective meanings, and all capitalized terms used herein which are not otherwise defined shall have the meaning assigned thereto in the Purchase Agreement:

(a)          “Accredited Investor” shall have the meaning ascribed thereto in Regulation D promulgated under the Securities Act.

(b)         “Affiliate” shall mean (i) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person or (ii) in the case of an individual, such individual’s spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing; provided, however, that for purposes of Section 6(b) the term “Affiliate” shall specifically exclude any so-called “portfolio companies” of Whitney other than the Company and its Subsidiaries.

(c)          “Bona Fide Purchaser” shall mean any Person (other than a Selling Stockholder’s Affiliates) who or which has delivered a good faith written offer to purchase all or any portion of such Stockholder’s Shares.

(d)         “Book Value” shall mean, with respect to a Share, the amount, not less than zero, which such Share would receive (taking into account any and all liquidation preferences of such Share and any other shares of capital stock of the Company then outstanding) upon a liquidation, or other distribution of assets, of the Company in which the amount to be distributed equals the net worth of the Company, as reflected on the Company’s audited balance sheet for the Company’s most recently completed fiscal year.

(e)          “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as amended, as in effect as of the date hereof.

(f)            “Common Stock” shall have the meaning ascribed to such term in the first Whereas clause, together with any class or series of common stock of the Company authorized after the date hereof, or any other class or series of stock resulting from successive changes or reclassifications of any class or series of common stock of the Company.

(g)         “Closing Price” shall mean for any day, with respect to each Share in question, (a) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such Shares are listed or admitted for trading or (b) if the Shares are not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Shares, in either case as reported on the NASDAQ or a similar service if NASDAQ is no longer reporting such information.

(h)         “Confidential Information” shall mean confidential and proprietary information, including, but not limited to, information or plans regarding the Company’s and its Affiliates’ customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications.

(i)             “Competitive Position” shall mean serving in a senior management capacity, as an employee, consultant, advisor or otherwise, for any Person that engages in the business of manufacturing and distributing electronic and health care products anywhere in North America.

(j)             “Cost” of a Share shall mean the dollar amount paid by a Stockholder for such Share.

(k)          “Current Market Price” shall mean, with respect to a Share on any date, (i) the average of the daily Closing Prices per Share for the 10 consecutive trading days commencing 15 trading days before such date or (ii) if on any such date the Shares are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, then as determined in good faith by the Board of Directors of the Company.

(l)             “Dispose” or “Disposition” (and any derivatives thereof) shall mean (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Stockholder’s Shares and (ii) any agreement, contract or commitment to do any of the foregoing.

(m)       “Encumbrance” or “Encumber” shall mean or refer to any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on voting or alienation of any kind, adverse interest, or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

(n)         “Equity Equivalents” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock and any rights to acquire the foregoing, including, without limitation, any rights to acquire securities exercisable for, convertible into or exchangeable for the foregoing.  Unless the context otherwise requires all references to “Equity Equivalents” in this Agreement shall refer to Equity Equivalents of the Company.

(o)         “GreenLeaf Warrant” shall have the meaning ascribed to such term in the first Whereas clause.

(p)         “Initial Public Offering” shall mean the underwritten public offering by the Company of its Common Stock pursuant to a registration statement (other than a registration statement relating solely to an employee benefit plan or transaction covered by Rule 145 of the Securities Act) that has been filed under the Securities Act and declared effective by the Commission in which the Company receives at least $25,000,000 of Net Cash Proceeds, with a per share price equal to at least the Series A Liquidation Preference per share, as defined in the Certificate of Amendment (subject to appropriate adjustments for any dividends, subdivisions, combinations or reclassifications of the Common Stock); provided, however, that (x) for this purpose any offering under Rule 144A under the Securities Act or any similar rule or regulation promulgated under the Securities Act shall not be deemed to be an Initial Public Offering, and (y) for purposes of Section 2A hereof, Initial Public Offering shall mean any initial public offering, without consideration to the amount of Net Cash Proceeds which are received by the Company.

(q)         “Institutional Investors” shall mean WMF, WPDF, GreenLeaf, Whitney V and their respective successors and assigns.

(r)            “Management Shares” shall have the meaning ascribed to such term in the first Whereas clause, together with all shares of capital stock issued as dividends thereon or otherwise in respect thereof.

(s)          “Permitted Transferees” shall mean in the case of (i) any Whitney Fund, the Affiliates, managing directors and principals, partners and retired partners, managing directors and principals of such Whitney Fund or Whitney, the estates and family members of any such Persons and of their spouses, and any trusts for the benefit of any of the foregoing Persons, (ii) in the case of the other Stockholders who are not trusts, the estates and family members of such Stockholder, and any trusts for the benefit of the foregoing Persons, and (iii) in the case of the other Stockholders who are trusts, the beneficiaries of such trusts and the estates and family members of such trust beneficiaries, and any other trusts for the benefit of such beneficiaries; provided, however, that in each case such Person shall agree in writing with the parties hereto to be deemed a Stockholder hereunder and to be bound by and to comply with all applicable provisions of this Agreement.

(t)            “Person” shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

(u)         “Preferred Shares” shall have the meaning ascribed to such term in the first Whereas clause, together with all shares of capital stock issued as dividends thereon or otherwise in respect thereof.

(v)         “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

(w)       “Shares” shall mean, with respect to any Stockholder, (i) the shares of capital stock of the Company, including, without limitation, Common Stock and Series A Preferred Stock, held at any time by such Stockholder, (ii) any option, warrant or other right held at any time by any Stockholder, convertible, exercisable or exchangeable for shares of capital stock of the Company, and (iii) any security, including, without limitation, Series A Preferred Stock, held at any time by such Stockholder, convertible, exercisable or exchangeable for capital stock of the Company.

(x)           “Stockholder” shall mean (i) each Person so identified in the preamble hereto, (ii) any other Person who agrees, with the consent of the Whitney Funds and the Company, in writing to be bound by and to comply with all applicable provisions of this Agreement and (iii) all Permitted Transferees of any Person identified in clauses (i) or (ii).

(y)         “Subsidiaries” shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or to Subsidiaries thereof.

(z)           “Threshold Amount” shall mean Equity Equivalents held by Institutional Investors representing at least a majority of the Equity Equivalents then held by all Institutional Investors.

(aa)                            “Warrants” shall have the meaning ascribed to such term in the first Whereas clause.

(bb)                          “Whitney” shall mean Whitney & Co, LLC.

(cc)                            “Whitney Fund” shall have the meaning ascribed to such term in the first Whereas clause.

(dd)                          “Whitney V Shares” shall have the meaning ascribed to such term in the first Whereas clause, together with all shares of capital stock issued as dividends thereon.

(ee)                            “WMF Warrant” shall have the meaning ascribed to such term in the first Whereas clause.

(ff)                                “WPDF Warrant” shall have the meaning ascribed to such term in the first Whereas clause.

SECTION 2. Preemptive Rights.

(a)          If at any time the Company wishes to issue any Equity Equivalents to any Person or Persons, the Company shall promptly deliver a notice of its intention to sell (the “Company’s Notice of Intention to Sell”) to each Management Purchaser and each Institutional Investor, in each case who is an Accredited Investor (collectively, the “Eligible Stockholders”) setting forth a description of the Equity Equivalents to be sold, the proposed purchase price thereof and terms of sale.  Upon receipt of the Company’s Notice of Intention to Sell, each Eligible Stockholder shall have the right to elect to purchase, at the price and on the terms stated in the Company’s Notice of Intention to Sell, a number of the Equity Equivalents equal to the product of (i) a fraction, the numerator of which is such Eligible Stockholder’s aggregate ownership of Equity Equivalents (calculated on a fully-diluted basis) and the denominator of which is the number of such Equity Equivalents (calculated on a fully-diluted basis) held by all Eligible Stockholders, multiplied by (ii) the number of Equity Equivalents (calculated on a fully-diluted basis) to be issued. Such election is to be made by the Eligible Stockholders by written notice to the Company within 21 days after receipt by the Eligible Stockholders of the Company’s Notice of Intention to Sell (the “Acceptance Period for Equity Equivalents”).  Each Eligible Stockholder shall also have the option, exercisable by so specifying in such written notice, to purchase on a pro rata basis similar to that described above, any remaining Equity Equivalents not purchased by other Eligible Stockholders, in which case the Eligible Stockholders exercising such further option shall be deemed to have elected to purchase such remaining Equity Equivalents on such pro rata basis, up to the aggregate number of Equity Equivalents which such Eligible Stockholder shall have specified until either (A) no Eligible Stockholder shall have elected to purchase any further amount of the Equity Equivalents which are the subject of the Company’s Notice of Intention to Sell or (B) all the Equity Equivalents which are the subject of the Company’s Notice of Intention to Sell shall have been subscribed for by the Eligible Stockholder(s). The Company shall promptly notify each electing Eligible Stockholder in writing of each notice of election received from other Eligible Stockholders pursuant to this Section 2(a).

(b)         If effective acceptances shall not be received pursuant to Section 2(a) above in respect of all the Equity Equivalents which are the subject of the Company’s Notice of Intention to Sell, then the Company may, at its election, during a period of 120 days following the expiration of the Acceptance Period for Equity Equivalents, sell and issue the remaining Equity Equivalents to another Person at a price and upon terms not more favorable to such Person than those stated in the Company’s Notice of Intention to Sell; provided, however, that failure by an Eligible Stockholder to exercise his, her or its option to purchase with respect to one offering, sale and issuance of Equity Equivalents shall not affect his, her or its option to purchase Equity Equivalents in any subsequent offering, sale and purchase. In the event the Company has not sold the Equity Equivalents, or entered into an agreement to sell the Equity Equivalents, within such 120 day period, the Company shall not thereafter issue or sell any Equity Equivalents without first offering such securities to each Eligible Stockholder in the manner provided in Section 2(a) hereof.

(c)          If an Eligible Stockholder gives the Company notice, pursuant to the provisions of this Section 2, that such Eligible Stockholder desires to purchase any of the Equity Equivalents, payment therefor shall be by check or wire transfer, against delivery of the securities at the executive offices of the Company within 15 Business Days after giving the Company such notice, or, if later, the closing date for the sale of such Equity Equivalents.  In the event that any such proposed issuance is for a consideration other than cash, such Eligible Stockholder will be entitled to pay cash for each share or other unit, in lieu of such other consideration, in the amount determined in good faith by the Board of Directors of the Company  (the “Board”) to constitute the fair value of such consideration other than cash to be paid per share or other unit.

(d)         The preemptive rights contained in this Section 2 shall not apply to (i) Common Stock issued (A) as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, (B) pursuant to an Initial Public Offering, (C) upon the conversion of any equity security or debt security of the Company issued on or prior to the date hereof, or (D) the exercise of any option, warrant, including, but not limited to, the Warrants, or other right to subscribe for, purchase or otherwise acquire either Common Stock or any equity security or debt security convertible into Common Stock, issued on or prior to the date hereof, and (ii) (A) the issuance by the Company of up to 1,013,716 shares of Common Stock reserved or to be reserved for issuance upon the exercise of stock options (“Options”), granted or to be granted exclusively to employees, officers, directors or consultants of the Company or its Subsidiaries and/or Affiliates pursuant to the Company’s employee stock option plan(s) now in existence or, with the consent of the Whitney Funds, to be established in the future or (B) the grant of the stock options referred to in clause (ii)(A) of this Section 2(d).

(e)          Notwithstanding any provision in this Agreement to the contrary, unless the Whitney Funds otherwise agree, the Company shall not issue or sell any Equity Equivalents, other than the Options and any shares of Common Stock issued upon the exercise of the Options, to any Person who at the time of such issuance or sale is not a party to this Agreement unless such Person agrees in writing to be bound by all of the provisions of this Agreement as if such Person were a Management Purchaser.

SECTION 2A.  Right to Subscribe in connection with an Initial Public Offering.

(a)                                  Subject to the terms hereof, in the event of an Initial Public Offering, the Company shall offer to sell to the Institutional Investors an aggregate of five percent (5%) of the firm shares of Equity Equivalents being offered by the Company in the Initial Public Offering (the “Directed Share Program”).  The Institutional Investors shall be entitled to purchase their IPO Ratable Portion (as defined below) of the Equity Equivalents in the Directed Share Program on the same terms and conditions, and at the same offering terms as are offered to the public in connection with the Initial Public Offering.  “IPO Ratable Portion” shall mean, as to each Institutional Investor, an amount equal to the product of (i) the amount of Equity Equivalents in the Directed Share Program, multiplied by (ii) a fraction, the numerator of which is equal to the aggregate amount of shares of Common Stock held by the Institutional Investor in question (assuming full conversion and exercise of all convertible, exchangeable, or exercisable Equity Equivalents (which are convertible into or exchangeable or exercisable for shares of Common Stock) held by such Institutional Investor), and the denominator of which is equal to the aggregate amount of shares of Common Stock held by all of the Institutional Investors (assuming full conversion, exchange and exercise of all convertible, exchangeable or exercisable Equity Equivalents (which are convertible into or exercisable for shares of Common Stock) held by all Institutional Investors).

(b)         The Company shall give written notice of the proposed issuance of such Equity Equivalents in the Initial Public Offering to each Institutional Investor at least 20 business days prior to such Initial Public Offering.  Such notice shall contain the terms and conditions of the issuance of such Equity Equivalents.  Each Institutional Investor may elect to exercise all or any lesser portion of its rights under this Section 2A to purchase such Equity Equivalents by providing the Company with written notice within 10 business days from its receipt of the Company’s notice.  Upon the expiration of such 10 business day period, the Company shall, in writing, promptly inform each Institutional Investor that elects to purchase its entire IPO Ratable Portion (each, a “Fully Electing Institutional Investor”) of any other Institutional Investor’s failure to do likewise.  Each Fully Electing Institutional Investor shall have a right of over allotment such that, if any other Institutional Investor fails to purchase its entire IPO Ratable Portion, all Fully Electing Institutional Investors may, before the date which is 2 business days prior to the Initial Public Offering, exercise an additional right to purchase, on a pro rata basis based upon their relative IPO Ratable Portions, the Equity Equivalents not previously purchased by those Institutional Investors who did not elect to purchase their entire IPO Ratable Portions.  Each Institutional Investor shall be entitled to apportion the allocation of Equity Equivalents it is entitled to purchase pursuant to this Section 2A among its partners, managing directors and affiliates, provided that such Institutional Investor notifies the Company of such allocation.  The provisions of this Section 2A may be amended, modified or eliminated in order to comply with applicable laws or if the lead underwriter deems such amendment, modification or elimination necessary in its reasonable judgment in order to ensure the success of the Initial Public Offering.  If the lead underwriter so deems, it shall provide the Company and the Institutional Investors with a written explanation as to why in its reasonable judgment such an amendment, modification or elimination is necessary, and such written explanation must be received by the Company and the Institutional Investors at least 3 business days before the Initial Public Offering.

SECTION 3. Transfer of Shares.  No Stockholder (other than an Institutional Investor) shall effect a Disposition of any of his, her or its Shares, except to a Permitted Transferee or as otherwise provided in this Agreement.  Any purported Disposition in violation of this Agreement shall be null and void ab initio, and the Company shall not recognize any such Disposition or accord to any such purported transferee any rights as a Stockholder.

SECTION 4. Right of First Refusal; Right of Co-Sale.

(a)          If any Stockholder shall desire at any time to effect the Disposition of any of his, her or its Shares (the “Offered Shares”) and shall receive a purchase offer therefor or the terms of a potential purchase offer therefor from a Bona Fide Purchaser (such offers being hereinafter referred to as a “Purchase Offer”), then such selling Stockholder (“Selling Stockholder”) shall promptly notify the Company, each Institutional Investor and each Management Purchaser who is not a Selling Stockholder, in each case who is an Accredited Investor (each an “Offeree Stockholder”) of the terms and conditions of such Purchase Offer; provided, however, that this Section 4 shall not apply to any Disposition by a Stockholder to such Stockholder’s Permitted Transferees or by any Institutional Investor or its Permitted Transferees to any Person.

(b)         Upon receipt of such notice of the Purchase Offer, each Offeree Stockholder shall have the right to elect to purchase, at the price and on the terms stated in such notice, a number of the Offered Shares subject to the Purchase Offer equal to the product obtained by multiplying (i) the aggregate number of Offered Shares covered by the Purchase Offer by (ii) a fraction the numerator of which is the number of Shares (calculated on a fully diluted basis) at the time owned by such Offeree Stockholder and the denominator of which is the aggregate number of Shares (calculated on a fully diluted basis) owned by all Offeree Stockholders. Such election is to be made by written notice (“Notice of Election”) to the Selling Stockholder, to each other Offeree Stockholder and to the Company within 60 days after receipt by such Offeree Stockholder of the notice of a Purchase Offer (the “Acceptance Period”).  Each Offeree Stockholder who elects to exercise his, her or its rights under this Section 4 (“Electing Offeree Stockholder”) shall also have the option, exercisable by so specifying in the Notice of Election, to purchase on a pro rata basis similar to that described above any remaining Offered Shares covered by the Purchase Offer not purchased by other Offeree Stockholders, in which case the Offeree Stockholders exercising such further option shall be deemed to have elected to purchase such remaining Offered Shares on such pro rata basis, up to the aggregate number of Shares which such Electing Offeree Stockholder shall have specified.

(c)          If effective acceptances shall not have been received pursuant to Section 4(b) above in respect of all of the Offered Shares subject to the Purchase Offer, then the Selling Stockholder may, at his, her or its election, either (i) sell to the Electing Offeree Stockholders pursuant to their elections and sell any remaining Offered Shares subject to the Purchase Offer to the Bona Fide Purchaser, or (ii) rescind the notice of the Purchase Offer, which rescission shall be effected by notice in writing delivered to each Electing Offeree Stockholder that shall have elected to purchase and to the Company within 10 days after expiration of the Acceptance Period, and keep all, but not less than all, of the Offered Shares subject to the Purchase Offer. In the event that the Selling Stockholder elects to sell any Offered Shares pursuant to the Purchase Offer, pursuant to clause (i) of this Section 4(c), the Bona Fide Purchaser and the Electing Offeree Stockholders must purchase such Offered Shares no more than 60 days after the end of the Acceptance Period strictly in accordance with the terms and conditions of the Purchase Offer;

provided, however, that, in the event that the Selling Stockholder shall so elect to sell Offered Shares to the Bona Fide Purchaser, the prospective Bona Fide Purchaser, as a condition precedent to the purchase of the Offered Shares, or any part thereof, shall subscribe to this Agreement and agree to be bound by all of the terms and conditions hereof.  In the event that the Selling Stockholder shall so elect to sell Offered Shares subject to the Purchase Offer to the Bona Fide Purchaser and Electing Offeree Stockholders pursuant to clause (i) of this Section 4(c), the Selling Stockholder shall so notify in writing each Offeree Stockholder who is not an Electing Offeree Stockholder (the “Outside Sale Notice”) and no such sale shall be made unless and until each such Offeree Stockholder (the “Eligible Co-Sale Stockholder”) shall have been afforded the right (the “Co-Sale Right”), exercisable upon written notice to the Company and the Selling Stockholder within 30 days after receipt of the Outside Sale Notice, to participate  in the sale of Shares at the same time and on the same terms and conditions under which the Selling Stockholder will sell the Selling Stockholder’s Offered Shares. Each such Eligible Co-Sale Stockholder may sell all or any part of that number of Shares held by such Eligible Co-Sale Stockholder equal to the product obtained by multiplying (x) the aggregate number of Offered Shares (calculated on a fully diluted basis) covered by the Purchase Offer by (y) a fraction the numerator of which is the number of Shares (calculated on a fully diluted basis) at the time owned by such Eligible Co-Sale Stockholder and the denominator of which is the aggregate number of Shares (calculated on a fully diluted basis) owned by all Eligible Co-Sale Stockholders exercising their Co-Sale Right plus the number of Shares (calculated on a fully diluted basis) then owned by the Selling Stockholder.   To the extent that Eligible Co-Sale Stockholders participate in the subject sale of Offered Shares hereunder, the Selling Stockholder shall be required to reduce the number of its Shares included in the Offered Shares.

(d)         If the Company so requests, each Eligible Co-Sale Stockholder receiving an Outside Sale Notice in accordance with Section 4(c) and exercising his, her or its Co-Sale Right shall deliver to the Company, as agent for such Eligible Co-Sale Stockholder, for transfer to the Bona Fide Purchaser one or more certificates, properly endorsed for transfer, which represent the number of Shares of which such Eligible Co-Sale Stockholder elects to Dispose pursuant to this Section 4.  No Disposition of such Shares shall be made on terms and conditions, including the form of consideration, different from those contained in the Purchase Offer unless the Selling Stockholder re-offers the Offered Shares subject to the Purchase Offer to the Offeree Stockholders in accordance with this Section 4.

(e)          The stock certificate or certificates delivered by the Eligible Co-Sale Stockholders to the Company pursuant to Section 4(d) shall be transferred by the Company to the Bona Fide Purchaser in consummation of the Disposition of the Shares pursuant to the terms and conditions specified in Section 4(a) and the Company shall promptly thereafter remit to each Eligible Co-Sale Stockholder that portion of the Disposition proceeds to which such Eligible Co-Sale Stockholder is entitled by reason of his, her or its participation in such Disposition.

(f)            In the event that a Selling Stockholder shall not have Disposed of all of his, her or its Offered Shares subject to a Purchase Offer within 120 days after the date of the notice given pursuant to Section 4(a), such Selling Stockholder shall not thereafter Dispose of any Shares pursuant to the Purchase Offer or otherwise without first reoffering such Shares to each Institutional Investor in the manner set forth in Section 4 hereof.

(g)         Notwithstanding anything contained in this Section 4 or any notice given hereunder, the provisions of this Section 4 shall be suspended immediately upon the occurrence of any event within the scope of Section 5.

SECTION 5. Right of Bring-Along.

(a)          If the Threshold Amount of the Institutional Investors (the “Selling Institutional Investors”) propose to Dispose of all (but not less than all) of the Shares owned by them to a Bona Fide Purchaser, other than any transfers by such Institutional Investors to such Institutional Investors’ respective Permitted Transferees, then, notwithstanding anything in this Agreement to the contrary, the Selling Institutional Investors may require the other Stockholders (the “Non-Selling Holders”) to Dispose of their Shares (the “Bring-Along Right”) to such Bona Fide Purchaser for the same consideration such Non-Selling Holders would have received if the Company had been sold and liquidated in accordance with the provisions of the Certificate of Incorporation and otherwise on the same terms and conditions upon which the Selling Institutional Investors effect the Disposition of their Shares.

(b)         In the event that the Selling Institutional Investors desire to exercise their rights pursuant to Section 5(a), the Selling Institutional Investors shall deliver to the Company and the Non-Selling Holders written notice (a “Sale Notice”) setting forth the consideration per share to be paid by such Bona Fide Purchaser and the other terms and conditions of such Disposition.  Within 10 days following the date of such notice, each of the other Stockholders shall deliver to the Selling Institutional Investors (i) a stock certificate or certificates evidencing such Non-Selling Holder’s Shares, together with an appropriate assignment separate from certificate duly executed in a proper form to effect the Disposition of such Shares from the Non-Selling Holders to the Bona Fide Purchaser on the books and records of the Company, and (ii) a limited power-of-attorney authorizing one of the Selling Institutional Investors (selected by the holders of a majority of the Equity Equivalents held by all Selling Institutional Investors) to effect the Disposition of such Shares pursuant to the terms of such Bona Fide Purchaser’s offer as such terms may be modified by the Selling Institutional Investors, provided, that all of the Non-Selling Holder’s Shares are disposed of for the same consideration per share (subject to appropriate adjustment to reflect any differences in the rights and preferences of Shares of different classes or series) and otherwise on the same terms and conditions upon which the Selling Institutional Investors effect the Disposition of their Shares.  In the event that any Non-Selling Holder shall fail to deliver such stock certificate(s), assignment separate from the certificate and limited power-of-attorney to the Selling Institutional Investors, the Company shall cause a notation to be made on its books and records to reflect that the Shares of such Non-Selling Holder are bound by the provisions of this Section 5 and that the Disposition of such Shares may be effected without such Non-Selling Holder’s consent or surrender of his, her or its Shares.

In addition to the limited power-of-attorney referred to in the immediately preceding paragraph, each Non-Selling Holder hereby constitutes and appoints any holder of a majority in interest of Equity Equivalents then owned by the Institutional Investors (“Designee”), with full power of substitution and resubstitution, as the true and lawful attorney-in-fact for such Non-Selling Holder and in such Non-Selling Holder’s name, place and stead and for such Non-Selling Holder’s use and benefit, to sign, execute, certify, acknowledge, swear to, file, deliver and record any and all agreements, certificates, instruments and other documents which the Designee may deem necessary, desirable, or appropriate for the purposes of effecting the Bring-Along Right.  Each Non-Selling Holder authorizes each such attorney-in-fact to take any action necessary or advisable in connection with the foregoing, hereby giving each attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever required or advisable to be done in connection with the foregoing as fully as such Non-Selling Holder might or could do so personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.  This power of attorney is a special power of attorney coupled with an interest and is irrevocable, may be exercised by any such attorney-in-fact by listing the Non-Selling Holder executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Non-Selling Holders, shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Non-Selling Holder and shall survive the delivery of an assignment by a Non-Selling Holder of all or any portion of such Non-Selling Holder’s Shares.

In addition, in the event the Selling Institutional Investors exercise their rights under Section 5(a), the Non-Selling Holders shall be required to make to a Bona Fide Purchaser such unqualified representations and warranties with respect to their Shares as are set forth in Section 5(e) hereof and representations and warranties with respect to all other matters as are reasonably requested by the Bona Fide Purchaser, provided that the Non-Selling Holders will only be required to provide such representations and warranties on the same basis and subject to the same qualifications as the Selling Institutional Investors and will only be required to indemnify the Bona Fide Purchaser against breaches of such representations and warranties up to an aggregate dollar amount not to exceed his, her or its respective consideration received other than with respect to representations and warranties regarding ownership of stock and authority to consummate the transaction in question.

(c)          Promptly (but in no event later than the day of receipt) after the consummation of the Disposition of Shares pursuant to this Section 5, the Selling Institutional Investors shall (i) deliver notice thereof to the Non-Selling Holders, (ii) remit to the Non-Selling Holders the total sales consideration received in respect of their respective Shares Disposed of pursuant hereto, and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by the Non-Selling Holders.

(d)         If, within 90 days after the Selling Institutional Investors’ delivery of the Sale Notice required pursuant to Section 5(b), the Selling Institutional Investors have not completed the Disposition of their Shares and that of the Non-Selling Holders in accordance herewith, the Selling Institutional Investors shall return to the Non-Selling Holders (i) the stock certificates and assignments of certificates with respect to the Non-Selling Holders’ Shares that the Non-Selling Holder delivered pursuant to this Section 5 and (ii) the related limited power-of-attorney delivered pursuant to this Section 5.  Upon the Non-Selling Holder’s receipt of such materials, all the restrictions on Disposition contained in this Agreement with respect to the Shares owned by the Stockholders shall again be in effect.

(e)          All sales of Shares to be made pursuant to this Section 5 shall be subject to the following terms:

(i)                                     the disposing stockholder shall deliver to the Bona Fide Purchaser the certificates evidencing the Shares being sold, free and clear of Encumbrances, together with duly executed stock transfer powers in favor of the Bona Fide Purchaser or its nominees and such other documents, including evidence of ownership and authority, as the Bona Fide Purchaser may reasonably request;

(ii)                                  except as otherwise specifically set forth herein, the disposing stockholder shall not be required to make any representations or warranties to any Person in connection with such sale, except as to (A) good title to its Shares being sold, (B) the absence of Encumbrances with respect to its Shares being sold, (C) its valid existence and good standing (if applicable), (D) the authority for, and validity and binding effect of (as against such disposing stockholder), any agreement entered into by such disposing stockholder  in connection with such sale, (E) the fact that disposing stockholder ‘s sale will not conflict with or result in a breach of or constitute a default under, or violation of, its governing documents or any indenture, lease, loan or other agreement or instrument by which it is bound or affected,  (F) all required material consents to disposing stockholder’s sale and material governmental approvals having been obtained (excluding any securities laws),  and (G) the fact that no broker’s commission is payable by the disposing stockholder  as a result of the disposing stockholder’s conduct in connection with the sale; and

(iii)                               the disposing stockholder shall not be required to provide any indemnities in connection with such sale except for breach of the representations and warranties specifically required by the terms of this Section 5.

SECTION 6. Repurchase Rights Upon Cessation of Employment.

(a)          If any Stockholder is an employee of the Company or any of its Subsidiaries, other than a director of the Company or any of its Subsidiaries who is not otherwise an employee of the Company or any of its Subsidiaries (each such employee, an “Employee Stockholder”), upon termination of such Employee Stockholder’s employment for any reason prior to the third anniversary of the date such Employee Stockholder becomes subject to the terms of this Agreement (the “Repurchase Period”), then the Company, or the Whitney Funds, if the Company declines to so purchase, shall have the right to purchase, and to require such Employee Stockholder and any Permitted Transferee of such Employee Stockholder (such Employee Stockholder and any Permitted Transferee thereof or any Permitted Transferees who derived ownership of any Shares directly or indirectly from such Employee Stockholder, collectively, the “Terminated Party”) to sell to the Company and/or the Whitney Funds, as the case may be, up to all of the Shares then owned by the Terminated Party.  The Company shall deliver written notice to the Whitney Funds of such termination within 10 business days after the date such Employee Stockholder’s employment is so terminated (the “Termination Date”), which notice shall specify, in reasonable detail, (A) the Termination Date, (B) the circumstances of such termination, (C) the number of Shares then held by the Terminated Party, (D) the number of Shares then held by the Terminated Party that the Company shall elect to purchase hereunder, and (E) the purchase price per share payable under this Section 6(a), as determined below.  The

Whitney Funds shall have the right to exercise its rights under this Section 6 as to any or all Shares held by the Terminated Party that the Company does not ultimately purchase hereunder.  Upon such cessation of employment by the Employee Stockholder, the Company and/or the Whitney Funds, as the case may be, may exercise such right at any time within 90 days after the Termination Date.  During such Repurchase Period, a Terminated Party shall be prohibited from otherwise Disposing of any Shares then owned by a Terminated Party without the prior written consent of the Company and the Whitney Funds.  Such repurchase right may be exercised by the Company and/or the Whitney Funds, as the case may be, giving notice to such Terminated Party, with a copy to the Whitney Funds or the Company, as the case may be.  The purchase price per share payable for any Shares purchased under this Section 6(a) shall be equal to:

(A) in the case of termination by the Company not for Cause or upon death or disability, the greater of (y) Cost per Share or (z) the Fair Market Value (as defined in the Purchase Agreement) of such Share; and

(B) in the case of termination for any other reason, the lesser of (y) Cost per Share or (z) the Fair Market Value per Share.

For purposes hereof, the term “Cause” shall have the meaning ascribed thereto in the respective Employee Stockholder’s employment agreement with the Company if one exists, and shall otherwise be defined as the occurrence or existence of any of the following with respect to Employee Stockholder, as determined by a majority of the disinterested directors of the Board:  (i) unsatisfactory performance of Employee Stockholder’s duties or responsibilities as determined by the Board, provided that the Company has given Employee Stockholder written notice specifying the unsatisfactory performance of his duties and responsibilities; (ii) a material breach by Employee Stockholder of any of his material obligations hereunder which remains uncured after the lapse of thirty (30) days following the date that the Company has given Employee Stockholder written notice thereof; (iii) a material breach by Employee Stockholder of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment; (iv) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (v) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (vi) intentional infliction of any damage of a material nature to any property of the Company or any of its Affiliates; or (vii) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders Employee Stockholder unfit to serve in his capacity as an officer or employee of the Company or its Affiliates.

(b)         Employees; Noncompetition and Nonsolicitation.  In addition to the general repurchase rights of the Company and the Whitney Funds set forth in Section 6(a) above, if following cessation of any Employee Stockholder’s employment with the Company or any of its Subsidiaries for any reason, such Employee Stockholder serves in a Competitive Position, or engages in activities inimical, contrary or harmful to the interests of the Company or any of its Subsidiaries, including, but not limited to: (A) directly or indirectly soliciting any business involving or similar to any existing or planned products marketed by the Company from any person or organization which is, or has been, a customer of the Company; (B) requesting or advising any customer, bona fide prospective customer, supplier, licensee, licensor, landlord or other business relation of the Company or any Affiliate thereof to withdraw, curtail or cancel its business dealings with the Company or any such Affiliate (including making any negative statements or communications about the Company or any of its Affiliates); (C) directly or indirectly recruiting, hiring, soliciting or attempting to solicit (other than through advertisements or general solicitations) any person who was an employee of the Company or any of its Affiliates at any time during the six-month period immediately prior to the date on which such hiring would take place, or encourage or otherwise cause any employee of the Company or any Affiliate to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer; (D) directly or indirectly, having an interest in, being employed by, or being connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is in competition with the business of the Company (x) during the term of Employee Stockholder’s employment with the Company, in any location, and (y) for the twenty-four (24) month period following the termination of the Employee Stockholder’s employment, in any jurisdiction identified in Exhibit A attached hereto; provided, however, that the foregoing shall not prevent Employee Stockholder from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.,  then the Company and/or the Whitney Funds (to the extent the Company elects not to fully exercise its rights hereunder), shall have the following rights:

(i)                                     If such activities occur during the Repurchase Period, in addition to any other rights available to it at law or in equity (including, without limitation, obtaining an injunction, as described in clause (ii) below if applicable), the Company and/or the Whitney Funds, as the case may be, may purchase the Shares then owned by such Employee Stockholder and his or her Permitted Transferees (or any Permitted Transferees who derived ownership of any Shares directly or indirectly from such Employee Stockholder) at a purchase price per Share which shall be equal to the lower of Cost or Fair Market Value per Share; or

(ii)                                  If such activities occur within two years of cessation of an Employee Stockholder’s employment with the Company or such Subsidiary (whether or not such cessation occurs during the Repurchase Period) as set forth above, the Company and its Subsidiaries shall be entitled to an injunction prohibiting the Employee Stockholder from engaging in such activities, as the Employee Stockholder agrees that the Company and its Subsidiaries would be irreparably harmed by any such actual or threatened conduct.

The Company shall provide the Whitney Funds with prompt written notice of its becoming aware of any event that would give rise to the rights set forth in this Section 6(b), which notice shall specify, in reasonable detail, (A) the nature of such event, (B) the number of Shares then held by such Employee Stockholder and any of its Permitted Transferees, (C) the number of Shares then held by such Employee Stockholder and any of its Permitted Transferees that the Company shall elect to purchase hereunder, (D) the purchase price per Share payable under this Section 6(b), as determined above, and (E) the nature of any other remedies the Company or any of its Subsidiaries intends to exercise against such Employee Stockholder.The repurchase right described in clause (i) above may be exercised by the Company and/or the Whitney Funds, as the case may be, delivering written notice to such Employee Stockholder, with a copy to the Whitney Funds or the Company, as the case may be.

Notwithstanding anything herein to the contrary, this Section 6(b) shall be governed by the law of the jurisdiction in which the alleged prohibited activity occurred.  For the avoidance of doubt, the parties acknowledge that the applicability of the immediately preceding sentence may result in the application of a different law for each jurisdiction in which the alleged violations of this Section 6(b) occurred.

(c)          Closing Mechanics.  The closing of any purchase and sale under this Section 6 shall be held at the principal offices of the Company at 10:00 a.m. local time on a date specified by the Company and/or the Whitney Funds, as the case may be, not later than 30 days after the date of its notice.  At such closing, the Employee Stockholder shall deliver one or more certificates representing the Shares to be purchased, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, and such Shares shall be fee and clear of any liens, claims or Encumbrances (other than restrictions imposed pursuant to this Agreement and applicable federal and state securities laws), and the Employee Stockholder shall so represent and warrant, and further represent and warrant that he or she is the record and beneficial owner of such Shares.  The Company and/or the Whitney Funds, as the case may be, shall deliver at such closing, payment for such Shares in such form and upon such reasonable terms as the Company and/or the Whitney Funds, as the case may be, shall specify.

SECTION 7. Election of Directors.

(a)          From and after the date hereof, at any annual or special stockholders’ meeting called for such purpose, or by written consent in lieu of a meeting, the Stockholders agree to vote the Shares owned of record or beneficially by them to maintain a  Board consisting of such number of members as may be determined by Whitney from time to time and to elect (i) to the Board (A) Michael R. Stone, James H. Fordyce and John C. Hockin as nominees designated by Whitney constituting a majority of the Board, (B) a number of “independent” nominees (which number shall be selected by Whitney) who are agreeable to Whitney, (C) the Chief Executive Officer of the Company and (ii) one nominee of Whitney to each of the Company’s executive committee, audit committee, stock option committee and compensation committee.  All such directors shall hold office until their respective successors shall have been elected and shall have qualified.  The Company shall provide to such directors the same information concerning the Company and its Subsidiaries, and access thereto, provided to other members of the Board and such committees.  The reasonable travel expenses incurred by any such director in attending any such meetings shall be reimbursed by the Company to the extent consistent with the Company’s then existing policy of reimbursing directors generally for such expenses.  Within two months following the date hereof, the Company shall purchase directors’ and officers’ insurance upon terms and pricing customary for a company of its size and operating in its industry; provided, however, the Company shall not be obligated to purchase such insurance in the event that such terms and pricing are not commercially available.

(b)         In the event that Whitney shall not have a designee serving on the Board for any reason, the Company shall give Whitney notice of (in the same manner as notice is given to directors), and permit one Person designated by Whitney to attend as observer, all meetings of the Board and all executive and other committee meetings of the Board and shall provide to Whitney the same information concerning the Company, and access thereto, provided to members of the Board and such committees. The reasonable travel expenses incurred by any such designee of Whitney in attending any board or committee meetings shall be reimbursed by the Company to the extent consistent with the Company’s then existing policy of reimbursing directors generally for such expenses.

(c)          The parties hereto will cause the Board to meet at least once every quarter on as regular a basis as possible, or more frequently to the extent that the directors designated by Whitney, or in the event no such directors are then serving on the Board, an observer designated thereby, reasonably wishes the Board to meet.

(d)         At the request of Whitney, the Company shall use its best efforts to cause the board of directors of the Operating Company to be composed of the same nominees designated by such Persons pursuant to Section 7(a).

SECTION 8. Legend on Stock Certificates.  Each certificate of the signatories hereto representing Shares shall bear the following legends until such time as the Shares represented thereby are no longer subject to the provisions hereof:

“THE SALE, TRANSFER OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SECURITYHOLDERS AGREEMENT, DATED AS OF AUGUST 22, 2003 AMONG INTERACTIVE HEALTH, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL SECURITIES, AS SUCH AGREEMENT MAY BE AMENDED.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF INTERACTIVE HEALTH, INC.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

SECTION 9. Duration of Agreement.  The rights and obligations of each Stockholder under this Agreement shall terminate as to such Stockholder upon the transfer of all Shares owned by such Stockholder in accordance with this Agreement.  Upon consummation of an Initial Public Offering of the Company, the rights and obligations of each Stockholder under this Agreement shall terminate.

SECTION 10. Representations and Warranties.  Each Stockholder represents and warrants to the other Stockholders as follows:

(a)          The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such

Stockholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder other than pursuant to the pledge of the Shares held by WMF pursuant to the terms of the partnership agreement or other agreement of WMF pursuant to which WMF issued any bonds, promissory notes or other evidences of indebtedness.

(b)         This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(c)          The Shares of such Stockholder listed on Schedule I hereto constitute all the shares of capital stock owned by such Stockholder and, except as set forth in the Transaction Documents, such Stockholder does not have any right or obligation to acquire any additional shares of capital stock of the Company.

(d)         The representations and warranties contained in this Section 10 shall survive the execution and delivery of this Agreement.

SECTION 11.  GOVERNING LAW.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6(B), THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

SECTION 12.  JURISDICTION.

(a)          EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT THE SHARES, OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT THE SUCH COURTS ARE AN INCONVENIENT FORUM.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 14 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b)         EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE SHARES, ANY

RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH PARTY TO THIS AGREEMENT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

SECTION 13. Benefits of Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs.  Any purported issuance of Equity Equivalents by the Company, or Disposition of the Shares, in violation of the provisions of this Agreement shall be null and void ab initio.

SECTION 14. Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

(a) if to the Company:

Interactive Health, Inc. 3030 Walnut Avenue Long Beach, CA 90807 Attn: Chief Executive Officer

with a copy to:

Gibson, Dunn & Crutcher LLP 2029 Century Park East, 40th Floor Los Angeles, CA 90067 Telecopier No.: (310) 552-7053
Attention:	Jonathan K. Layne

(b) if to Whitney V:

Whitney V, L.P. 177 Broad Street Stamford, Connecticut 06901 Telecopier No.: (203) 973-1422
Attention:	Daniel J. O’Brien
Michael C. Salvator

with a copy to:

Gibson, Dunn & Crutcher LLP 2029 Century Park East, 40th Floor Los Angeles, CA 90067 Telecopier No.: (310) 552-7053
Attention:	Jonathan K. Layne

(c) if to any of the Warrant Purchasers:

Whitney Private Debt Fund, L.P. 177 Broad Street Stamford, Connecticut 06901 Telecopier No.: (203) 973-1422
Attention:	Daniel J. O’Brien
Michael C. Salvator

J.H. Whitney Mezzanine Fund, L.P. 177 Broad Street Stamford, Connecticut 06901 Telecopier No.: (203) 973-1422
Attention:	Daniel J. O’Brien
Michael C. Salvator

GreenLeaf Capital, L.P. 177 Broad Street Stamford, Connecticut 06901 Telecopier No.: (203) 973-1422
Attention:	Daniel J. O’Brien
Michael C. Salvator

with a copy to:

Gibson, Dunn & Crutcher LLP 2029 Century Park East, 40th Floor Los Angeles, CA 90067 Telecopier No.: (310) 552-7053
Attention:	Jonathan K. Layne

(d) if to Management Purchasers:

the address set forth after the signature of each Management Purchaser or to such other address or addresses as shall have been furnished in writing to the other parties hereto.  Each Stockholder agrees, at all times, to provide the Company with an address for notices hereunder.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days (as defined in the Purchase

Agreement) after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

SECTION 15. Modification.  Except as otherwise provided herein, neither this Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of any modification, change, discharge or termination is sought or by the agreement of all of the Stockholders, subject to this Agreement; provided, however, that no modification or amendment shall be effective to reduce the percentage of the Shares the consent of the holders of which is required under this Section 15.

SECTION 16. Entire Agreement.  This Agreement constitutes the entire agreement among the undersigned with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such subject matter.

SECTION 17. Signatures; Counterparts.  Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 18. Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INTERACTIVE HEALTH, INC.

By:	/s/ Kevin A. Smith
Name: Kevin Smith
Title: Vice President

J.H. WHITNEY MEZZANINE FUND, L.P.
By:	Whitney GP, L.L.C. its General Partner

By:	/s/ Daniel J. O’Brien
Daniel J. O’Brien
Managing Member

WHITNEY PRIVATE DEBT FUND, L.P.
By:	Whitney Private Debt GP, LLC its General Partner

By:	/s/ Daniel J. O’Brien
Daniel J. O’Brien
Managing Member

[SIGNATURE PAGE TO SECURITYHOLDERS’ AGREEMENT]

GREENLEAF CAPITAL, L.P.
By:	GreenLeaf GP, L.L.C. its General Partner

By:	/s/ Daniel J. O’Brien
Daniel J. O’Brien
Attorney-in-Fact

WHITNEY V, L.P.
By:	Whitney Equity Partners V, L.P. its General Partner

By:	/s/ Daniel J. O’Brien
Daniel J. O’Brien
Managing Member

WHITNEY & CO., LLC

By:	/s/ Daniel J. O’Brien
Name: Daniel J. O’Brien
Title: Partner

[SIGNATURE PAGE TO SECURITYHOLDERS’ AGREEMENT]

MANAGEMENT PURCHASERS

/s/ Craig Womack
Name: Craig Womack
Number of Preferred Shares: 50,000
Address:
850 E. Ocean Blvd. #204
Long Beach, CA 90802
Telephone No.: (562) 435-6305

/s/ Andrew B. Cohen
Name: Andrew Cohen
Number of Preferred Shares: 40,000
Address:
3015 Tiffany Circle
Los Angeles, CA 90077
Telephone No.: (310) 446-1438

/s/ Hans Dehli
Name: Hans Dehli
Number of Preferred Shares: 30,000
Address:
32826 Leah Drive
Dana Point, CA 92629
Telephone No.: (949) 661-6386

[SIGNATURE PAGE TO SECURITYHOLDERS’ AGREEMENT]

Exhibit A

Anywhere in the world.